Exhibit 15

October 21, 2008

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

RE: Alcoa Inc.

Commissioners:

We are aware that our report dated October 21, 2008, on our review of interim financial information of Alcoa Inc. and its subsidiaries (Alcoa) for the three- and nine-month periods ended September 30, 2008 and 2007 and included in Alcoa’s quarterly report on Form 10-Q for the quarter ended September 30, 2008 is incorporated by reference in its Registration Statements on Form S-8 (Nos. 33-24846, 333-32516, 333-106411, 33-22346, 33-49109, 33-60305, 333-27903, 333-62663, 333-79575, 333-36208, 333-37740, 333-39708, 333-115717, 333-128445, 333-146330, and 333-153369), Form S-3 (Nos. 333-74874 and 333-149623), and Form S-4 (No. 333-141419).

Very truly yours,

/s/ PricewaterhouseCoopers LLP
Pittsburgh, Pennsylvania